Exhibit 4.2

Enlight Renewable Energy Ltd.

Employee Option Allocation Plan – 2010

Pursuant to section 102 of the Income Tax Ordinance [New Version], 5721-1961

1.	Introduction

1.1.
Presented hereunder is a plan for allocating options to the officers and some of the employees of Enlight Renewable Energy Ltd., public company no. 520041146 (hereinafter the “Company”), through a trustee, pursuant to the provisions of section 102 of the Income Tax Ordinance [New Version], 5721-1961 (hereinafter the “Plan”). In the framework of the Plan, the Company, pursuant to a resolution of the Company’s board of directors that it shall adopt from time to time, is to allocate to the officers and some of its employees or to officers and employees of an Affiliated Company, as defined below, for no consideration and subject to the terms set forth below in this Plan, a total of up to 14,193,187 nonmarketable options, each of which shall be convertible to one ordinary share of the Company of ILS 0.01 par value, against payment to the Company of the Conversion Price (as defined below).

1.2.
The purpose of the Plan is to allow the Company to have the officers and employees of the Company and of an Affiliated Company share in the Company’s success, and to grant those employees an incentive, the financial value of which is linked to the Company’s performance. The Plan is also designed to award officers and employees for their efforts in promoting the Company and its business and in order to strengthen their commitment to the Company in the long term.

2.	Definitions

	2.1.	In this Plan the following terms shall have the definition appearing next to them, unless explicitly stated otherwise in the Plan:

“Options”	-
Up to 14,193,187 nonmarketable options, each of which can be converted, subject to the provisions of the Plan, during the conversion period and against the Conversion Price, to one Conversion Share of the Company.

“TASE”	-	The Tel Aviv Stock Exchange Ltd.
“Company’s Board”	-
The Company’s board of directors, including a committee to be appointed by the board of directors for purpose of providing the board of directors with recommendations in connection with executing the Plan and its administration, subject to the provisions of the Company’s articles of association and the provisions of applicable law, insofar as such a committee is appointed.

“Company”	-	As defined in section 1.1 above.
“Affiliated Company”	-	Meaning an “employing company” as defined in section 102(a) of the Ordinance, whether its date of incorporation precedes or follows the approval date of the Plan.
“Rules”	-	The Income Tax (Tax Benefits when Allocating Shares to Employees) Rules, 5763-2003, as shall be amended from time to time.
“Conversion Shares”	-	Up to 14,193,187 ordinary shares of the Company par value ILS 0.01 each, to emanate from the options conversion.
“Trustee”	-	Whoever is appointed by the Company to serve as trustee and approved by the tax authorities, all subject to section 102(a) of the Ordinance.
“Option Agreement”	-	The agreement to allocate Options pursuant to the Plan, to be executed between the Company and the Offeree, and which shall determine the terms of the allocation of the Options to the Offeree.
“Offeree/s”	-
Some of the employees of the Company or of an Affiliated Company and/or officers of the Company or of an Affiliated Company and/or directors of the Company or of an Affiliated Company, whose identity shall be determined pursuant to a Company’s Board resolution adopted from time to time, and who are not controlling shareholders of the Company, as such term is defined in section 32(9) of the Ordinance, and who shall not become controlling shareholders of the Company as a result of the allocation under the Plan.

“Ordinance”	-	The Income Tax Ordinance [New Version], 5721-1961, including its amendments.
“Allocation Date”	-
Any date to be resolved by the Company’s Board with respect to any allocation of Options under this Plan, when the Company shall allocate warrants to the Trustee on behalf of an Offeree or Offerees. The Allocation Date shall in any event only fall on a day following the approval of the listing of the Conversion Shares that are offered to the Offerees in the framework of the allocation, and after completing all the necessary actions and obtaining all the approvals required under section 102 of the Ordinance and the Rules.

“Termination of Employment Date”	-
The earlier of the following dates: (a) The day notice is provided regarding the Offeree’s termination of employment at the Company or Affiliated Company, for any reason whatsoever including and without derogating from the generality of the foregoing in the event of death, permanent loss of 100% competence at work or dismissal.

“Lock-in Period”	-
A period during which the Offeree shall not be entitled to receive the Options and/or Conversion Shares received by the Trustee therefor and/or any right granted by virtue thereof and/or to sell the Conversion Shares as aforesaid, and which, pursuant to the provisions of section 102 of the Ordinance and the Rules, begins on the Allocation Date, and ends in accordance with the taxation track that the Company’s Board shall select.

“Trusteeship Period”	-
A period starting on the Allocation Date and ending not before the end of the Lock-in Period or the end of any other minimum period pursuant to the provisions of section 102 of the Ordinance, the Rules and this Plan, during which the warrants and/or Conversion Shares and/or any right granted by virtue thereof shall be held by the Trustee on behalf of the Offeree under the provisions of section 102 of the Ordinance.

“Conversion Period”	-
The period during which the Offeree shall be entitled to convert the Options he shall be granted under the Plan into Conversion Shares, and which begins on the date such Options are granted to such Offeree pursuant to a board of directors resolution and as stated in section 5.1 of the Plan, and ending on the earlier of the following dates: (a) the end of the Plan period, or (b) 6 months after the Offeree’s Termination of Employment Date, all as long as nothing has been set forth otherwise in the Options Plan and subject to the provisions of section 6 of the Plan below.

“Period of the Plan”	-	A period starting on the date the Plan is adopted by the Company’s Board and ending 7 years after such date.

3.	Administration of the Plan

3.1.
Subject to the provisions of any law, the Company’s incorporation documents and any other agreement signed between the Company’s shareholders, the Plan shall be administered and executed by the Company’s Board, whose interpretation, implementation and manner of administering the Plan shall be final and binding.

3.2.
Without derogating from the generality of the foregoing, the Company’s Board shall have the sole authority to determine and/or change, before the relevant Allocation Date and subject to applicable law, the identity of the Offerees, the terms and provisions of the Option Agreements, the number of Options to be allocated to every Offeree, the Allocation Date, the conversion prices, the Conversion Period, the Lock-in Period and the manner in which and dates when the Offeree shall be entitled to receive the Options allocated to the Trustee on his behalf and/or the Conversion Shares that the Trustee shall receive therefor, the taxation track of the Options pursuant to the provisions of section 102 of the Ordinance, and to resolve questions that may arise in connection with the Plan’s implementation, to change and amend the Plan, to make any other decision and to take any other action required for purposes of administering and executing the Plan.

3.3.
Should there be any need to conform the Plan to TASE’s requirements, the Company’s Board shall determine suitable provisions, and shall make appropriate changes to the Plan in accordance with TASE’s requirements, while taking effort to prejudice the Offerees’ rights as little as possible.

4.	Trustee

4.1.
Subject to completing all of the necessary actions and obtaining all the approvals required under law, the Company shall allocate to the Trustee, on every Allocation Date, for no payment, on behalf of an Offeree or Offerees, all of the Options designated for such Offeree pursuant to a resolution of the board of directors.

4.2.
Notwithstanding the foregoing, the Company shall not allocate Options to the Trustee for an Offeree before such Offeree executes an Option Agreement that shall include, among other things, the following provisions:

4.2.1.
A declaration regarding the Offeree agreeing to all of the Plan’s terms, including and without derogating from the generality of the foregoing, his agreement to bear all the tax liabilities and other mandatory payments to arise as a result of the allocation of the Options, their conversion into the Conversion Shares, their transfer or transfer of the Conversion Shares and an undertaking to indemnify the Company should action be taken against it for such tax;

4.2.2.	An undertaking of the Offeree to fulfill the provisions of law with respect to the prohibition to use inside information of the Company;
4.2.3.	An undertaking of the Offeree to fulfill the provisions of section 102 of the Ordinance, the Rule and the Plan;
4.2.4.	Termination of any prior allocation agreement or undertaking to allocate Options signed between the Company and Offeree, if and insofar such an agreement or undertaking were executed in the past.

4.3.
The Trustee shall hold Options and any right granted by virtue thereof, including the Conversion Shares to be received therefor and any right granted thereunder, in trust on behalf of the Offerees, for the duration of the Trusteeship Period.

4.4.
Subject to the provisions of section 4.3 above, as long as the Options or Conversion Shares received therefor have not been transferred to the name of the Offeree or any third party, or sold by the Trustee, all pursuant to the instructions of the Offeree, the Trustee shall be registered in the Company’s books as the owner of the Options and/or Conversion Shares, as applicable.

5.	Options eligibility

5.1.
The Company’s Board shall determine, with respect to every Offeree, the manner in which and the dates when each Offeree shall be granted the right to the Options to be allocated to the Trustee on behalf of such Offeree (vesting) (hereinafter the “Eligibility Date”), and the Company’s Board is permitted to determine that the Options are to be granted to the Offeree in a few installments and on a few Eligibility Dates.

5.2.
In the event of the Offeree’s termination of employment, the Offeree shall be entitled solely to those Options the Eligibility Date of which has passed before the Termination of Employment Date as aforesaid, and his eligibility to receive any additional Options shall expire on such date.

6.	Conversion of Options

6.1.
On every business day during the Conversion Period, subject to obtaining all of the required approvals for such pursuant to law, the Offeree shall be permitted to convert the Options to which he shall be entitled under section 5 above, subject to the provisions of the Option Agreement and in accordance with the terms of the conversion set forth below.

6.2.	Subject to adjustments pursuant to section 8 below, every Option shall be convertible into one Conversion Share.
6.3.
Manner of converting the Options to Conversion Shares

Subject to the provisions of section 102 of the Ordinance and to all legal provisions applicable to the Company and/or to the Offerees and to obtaining all the approvals required under applicable law as stated:

6.3.1.
Options are to be converted into Conversion Shares by providing written notice to the Company, in form to be determined by the Company’s Board and the Trustee (hereinafter the “Conversion Notice”) regarding the amount of Options that the Offeree seeks to convert into Conversion Shares, including the cash amount that at such time shall be equal to the relevant conversion price, as shall be set forth in the Option Agreement pursuant to a resolution of the Company’s Board.

6.3.2.	The Conversion Date shall be the date when the Company is provided the Conversion Notice including the relevant conversion price (hereinafter the “Conversion Date”).
6.3.3.
An Offeree seeking to convert Options into Conversion Shares as aforesaid shall immediately upon the Company’s first request and as a precondition for converting the Options as aforesaid execute any document it shall be required to sign pursuant to the Plan, the Company’s articles of association and/or under applicable law, in order to allow the conversion to take place.

6.3.4.	A Conversion Notice cannot be amended or cancelled.
6.3.5.	The Offeree shall be entitled to convert the Options that he is eligible for in installments; however, he shall not be permitted to convert a fraction of an Option.
6.3.6.	An Option that is not converted until the end of the Conversion Period shall immediately expire and not grant its owners any rights whatsoever.
6.3.7.
Within three (3) business days of the Conversion Date, provided the relevant conversion price has been paid and all the documents, approvals and payments required from the Offeree as a condition for converting the Options have been submitted and made, the Company shall allocate to the Trustee (on behalf of the Offeree) the Conversion Shares for the Options that he shall convert, and the Trustee shall hold them according to the provisions of the deed of trust.

6.3.8.
The Trustee shall return the assignment of option deed to the Company in respect of which the Conversion Shares were allocated, and the Company shall provide the Trustee with a new deed of options assignment for the remaining Options that have not yet been converted by the Offeree.

6.3.9.
Subject to the Conversion Shares being approved for listing on TASE, immediately after converting the Options (but in any event not before the end of the Lock-in Period), the Company shall contact TASE with a request to have the Conversion Shares listed on TASE.

6.4.	Conversion of Options in the event of termination of employment Notwithstanding the provisions in section 6.3 above, the following reservations shall apply to a conversion of the Options:

6.4.1.
In the event employment is terminated before commencement of the Conversion Period, the Offeree shall not be entitled to convert the Options to be held by the Trustee on his behalf, and the Options shall expire and not grant the Offeree any right.

6.4.2.
In the event employment is terminated during the Conversion Period, the Offeree shall be entitled to convert the Options where all or part of the Eligibility Dates have passed as stated in section 5 above, subject to the Conversion Notice and relevant conversion price having been provided to the Company until the end of the Conversion Period.

6.4.3.
Notwithstanding section 6.4.2 above, an Offeree whose employment with the Company or Affiliated Company was terminated following his death or the permanent loss of 100% competence at work, shall be entitled to convert the Options where all or part of the Eligibility Dates have passed as set forth in section 5 above, subject to the Conversion Notice and relevant conversion price having been provided to the Company until the earlier of the following two dates: (a) 12 months from his Termination of Employment Date (as defined above) at the Company or Affiliated Company; (2) end of the Conversion Period.

6.4.4.
Notwithstanding section 6.4.2 above, in the event the Offeree committed any of the following: he was convicted in a judgment of having committed embezzlement, theft, or any other offense that involves moral turpitude; a serious disciplinary infraction; and/or a judicial or quasi-judicial court determined that the Offeree violated his fiduciary duty towards the Company, then the Offeree shall not be entitled to convert the Options that were allocated on his behalf, or any one thereof, whose Eligibility Dates have not yet passed pursuant to section 5.1 above, and they shall expire immediately, without providing any right to the Offeree therefor.

7.	Rights of the Conversion Shares

7.1.	The Conversion Shares shall for all intents and purposes have rights equal to the ordinary shares existing in the Company’s capital on the date the Options are allocated pursuant to this Plan.
7.2.	Rights as a shareholder

7.2.1.
It is hereby clarified that the Offeree is not to be granted any right that is attached to the Conversion Shares until the date the Options have been converted pursuant to section 6 above.

After converting the Options to Conversion Shares the Offeree shall be granted any right attached to the Conversion Shares as aforesaid, and the Conversion Shares shall for all intents and purposes have rights that are equal to the ordinary shares of the Company, including the right to receive dividends and to participate in a distribution of bonus shares or any other distribution, where the effective date for the right to receive them is the Conversion Date or thereafter. It is noted that as long as the Conversion Shares are registered to the Trustee’s name, the dividend amount is to be paid to the Trustee (after withholding tax according to law), who shall transfer it to the Offeree after duly withholding tax at source.

7.2.2.
As long as the Conversion Shares are held by the Trustee, the Trustee shall be deemed, vis-à-vis the Company and any third parties, to be the owner of the Conversion Shares for all intents and purposes, including and without derogating from the generality of the foregoing for purposes of receiving notices from the Company, and the Trustee shall vote in the general meetings of the Company pursuant to and in accordance with the instructions of the Offeree.

7.2.3.
Without derogating from the generality of the foregoing, unless agreed otherwise in writing, the Offerees shall not have any right to limit the other shareholders in selling all or part of their shares and/or a right to demand of the Company and/or its shareholders preferential rights over any other third parties, including a right of first refusal, a tag-along right or a right to join the purchase of Company securities that are being offered to the other shareholders.

8.	Protection of the Offerees during the Period of the Plan

8.1.
The Company shall at all times maintain ordinary shares in its registered share capital of ILS 0.01 par value each, in sufficient number for allocating all of the Conversion Shares to the Offerees pursuant to the Plan.

8.2.	Adjustment for changes to the Company’s capital structure

8.2.1.
In any event where bonus shares are distributed in a manner that the effective date regarding the distribution of the bonus shares falls before the end of the Conversion Period, and assuming the Offeree is entitled to convert the Options, the number of Conversion Shares that the Offeree is entitled to upon the conversion of the Options shall increase, by adding the number of shares that the Offeree was entitled to receive as bonus shares, had he converted all the Options allocated to the Trustee on his behalf under this Plan and the Option Agreement (including those still in the Trustee’s possession) prior to the effective date as aforesaid.

8.2.2.	In any event of the Company making a cash dividend payment to its ordinary shareholders, the conversion price of every Option shall be adjusted according to the TASE guidelines.

8.2.3.
In the event of a Company rights issue to the shareholders, an amount equal to the bonus component of the rights shall be deducted from the exercise price of every Option on the “ex-rights” date. In this respect “bonus component of the rights” means: The difference between the share price on TASE pursuant to the rights issue prospectus to serve as a basis for calculating the “ex-rights” share price that is set forth in the prospectus, and the “ex-rights” share price according to the foregoing prospectus.

8.2.4.
In any event of a split or consolidation of the Company’s shares such that the effective date with respect to such changes to the Company’s share capital shall fall before the end of the Conversion Period, and assuming the Offeree is entitled to convert the Options, the number of Conversion Shares shall be adjusted by increasing or decreasing the number of shares that the Offeree shall be entitled to upon converting the Options in the number of shares that the Offeree would have been entitled to had he converted all the Options allocated to the Trustee on his behalf according to this Plan and the Option Agreement (including those still in the Trustee’s possession) before the effective date as aforesaid.

8.3.	Sale of the Company’s assets to a third party or a Company merger

8.3.1.
In the event all or a substantial part of the Company’s assets are to be sold to a third party, or in the event the Company is about to merge into or with another company, including a share exchange transaction (hereinafter the third party and other company shall be jointly referred to as the “Absorbing Company”), the Company shall ensure that the Plan is to be adopted by the Absorbing Company, and the Options for Company shares shall be replaced with comparable options of equal value to the shares of the Absorbing Company and/or its subsidiary and/or its parent company.

8.3.2.
Notwithstanding the foregoing, in the event the Absorbing Company shall refuse to adopt the foregoing Plan, the Company’s Board shall allow the Offeree, subject to any applicable law, to convert all or part of the Options allocated on his behalf, including Options that the Offeree is not entitled to convert at such time. In such an event, the Company’s Board shall inform the Offeree that he has the possibility of converting the Options as aforesaid, for a duration of 30 days from the day notice is provided. Upon the end of such period the Options shall expire.

The Offeree shall bear any tax liability to apply for converting the Options as aforesaid, if and insofar as applicable.

9.	Restrictions on exercise – transfer of the Options and/or Conversion Shares

9.1.	The Options and/or Conversion Shares, including the rights granted thereunder, shall be held by the Trustee for a period no shorter than the Lock-in Period.
9.2.
Without derogating from the other provisions of the Plan and the provisions of applicable law, the Trustee shall not transfer the Options to the Offeree, other than following their conversion to Conversion Shares (i.e. the Trustee shall not transfer Options to the Offeree but rather shares only) and in any event not before the end of the Lock-in Period.

9.3.
Without derogating from section 9.2 above, during the Lock-in Period or prior to payment of the tax that applies as stated in section 7 of the Rules, whichever the later, the Options (including the Conversion Shares to be received therefor by the Trustee) shall not be transferable or assignable and they shall not be placed under a pledge, foreclosure or other voluntary charge, and no power of attorney or deed of transfer shall be given for them, whether immediately effective or effective on a future date, except for a transfer by force of a will or pursuant to law; should the Options and/or Conversion Shares that were received therefor be transferred by virtue of a will or pursuant to law as aforesaid, the provisions of section 102 and the provisions of the Rules shall apply to the Offeree’s successors or transferees, as applicable.

9.4.
After the end of the Lock-in Period every Offeree shall be permitted at any time to request the Trustee to transfer all or part of the Conversion Shares to its name, which are to be received by the Trustee for their conversion, or to sell all or part of the conversion shares as aforesaid, as the Offeree shall order, and the Trustee shall not be required to transfer the Conversion Shares or sell them as aforesaid other than after payment of the tax applicable under section 102 of the Ordinance and pursuant to the Rules, and the Trustee shall have confirmation in respect thereof from the assessing officer at the office where the withholdings file of the Company is managed.

9.5.
If according to the terms of the Plan the Offeree is to be allocated bonus shares due to the Options being converted into Conversion Shares, the bonus shares shall be allocated under the Trustee’s name. The Offeree shall be entitled to instruct the Trustee to exercise the bonus shares only after the end of the Lock-in Period.

10.
No employment obligation

Nothing stated in the Plan shall impose any obligation on the Company or Affiliated Company, as applicable, to employ the Offeree under any terms or at all, and the Company or Affiliated Company shall be permitted to terminate the Offeree’s employment and to alter his terms of employment at any time, subject to the Offeree’s employment agreement and in accordance with applicable law.

11.	Tax liabilities

11.1.
The Options are to be allocated to the Offerees through the Trustee, in accordance with the provisions of section 102 of the Ordinance. The first taxation track selected by the Company upon adopting the Plan is the capital gains track, and the Company’s Board shall be permitted to alter it from time to time, pursuant to the provisions of section 102 of the Ordinance.

11.2.
All the tax liabilities for allocating the Options (whether or not under the provisions of section 102 of the Ordinance), their conversion, sale of the Conversion Shares, transfer of the Conversion Shares to the Offeree’s name and/or other obligations to arise for the Offeree and/or Trustee in connection with the Plan, shall apply in full to the Offeree for whom the Options were allocated.

11.3.
The Company (and/or Trustee) shall not bear the tax liability, if any, for the offer to the Offeree and/or anything included in its execution, neither by way of grossing up nor in any other way. Should any action be brought against the Company for any reason in connection with such tax payment, the Offeree shall, under the Options Agreement as set forth in section 4.2.1, undertake to indemnify the Company for its costs in connection with such claim, including and without derogating from the generality of the foregoing, for costs related to its obligation to withhold tax, interest, fines, etc., provided the Company acted reasonably with respect to the tax payments.

12.	Conditions precedent and interpretation

12.1.	The execution of the Plan is subject to the Conversion Shares being listed on TASE. Should this condition not be met, the Plan is to be cancelled.
12.2.
The Plan is subject to the completion of all the necessary actions and on obtaining all of the approvals required under section 102 of the Ordinance and the Rules, including the provision of prior notice regarding the Plan to the assessing officer at the office where the Company’s withholdings file is managed.

12.3.	In the event of a contradiction between the provisions of the Ordinance and the Rules and the provisions of the Plan, the provisions of the Ordinance and the Rules shall prevail.

13.
No exclusivity

It is clarified that the adoption of the Plan by the Company’s Board shall not be interpreted as limiting or in any way preventing the Company’s possibilities for incentivizing its employees, at its complete discretion, including and without derogating from the generality of the foregoing, by granting shares or Options in a manner differing from the Plan, insofar as the provision of shares or Options as aforementioned is compatible with the Company’s documents of incorporation and does not contradict any law.

Amendment 1 to the Option Plan of Enlight Renewable Energy Ltd (“the Plan” and “Enlight”)

A.	Introduction:

1.
The Company’s Board of Directors determined that the Plan will also apply to allocation of options to employees or consultants of the Company and/or its subsidiaries (direct or indirect) whose place of residence is outside Israel, except as specified explicitly in this Amendment below (“Foreign Offerees”).

2.	Unless stated explicitly otherwise, the definitions and terms set forth in this Amendment will have the meaning given to them under the Plan.

B.	Allocation to Foreign Offerees

1.	If the Company allocates options to Foreign Offerees, then the provision of the Plan will apply with the following changes only:

1.1
The options and exercise shares will not be allocated to Foreign Offerees through the Trustee under the Plan in accordance with section 102 of the Ordinance, but the Company may appoint a party to act as the Plan coordinator for the purpose of management thereof.

1.2	The provisions of section 102 of the Ordinance and the rules thereunder will not apply to allocation to Foreign Offerees.

2.
Notwithstanding the foregoing, if an Offeree may not exercise options (vested) at the time of exercise requested by him, because at that time issuance of shares by the Company would constitute a breach of the listing requirements under the Securities Law (or any other parallel law) in the country of residence of the Offeree, then the allocation will not be made until such impediment is removed, and if the impediment is not removed within 6 months, the options and any right in respect thereof will expire and the parties will examine an alternative compensation mechanism.

C.	Subjection to the provisions of foreign law

1.	The laws of the State of Israel will apply to all matters relating to the meaning, validity and interpretation of the Plan, also in respect of Foreign Offerees.
2.	The Offerees will also be subject to relevant law in their place of residence, including the tax laws in their country of residence (“Destination Country”).
3.	The options and exercise shares are not and shall not be listed for trading in the Destination Country.
4.	No options and/or other securities shall be issued in the Destination Country as long as they require a prospectus.
5.
The Company will act to obtain all approvals required from the relevant regulatory authorities for execution of the Plan in respect of Foreign Offerees, including in the Destination Countries, if and insofar as required. If after investment of reasonable efforts, the Company fails to obtain such regulatory approvals that the Company believes are necessary for execution of the Plan to Foreign Offerees, then the Company will be released from any responsibility.

6.
The provisions of this Amendment above do not purport to be an authoritative interpretation of the provision of the law relating to taxes that may apply in respect of granting of the options offered to Foreign Offerees and do not constitute a substitute for legal and professional advice in this regard. As is customary with investment in securities, Offerees should weigh the different tax aspects and tax implications of their investment and consult their professional advisors, including legal and tax advice given their specific data.

Execution Version

ENLIGHT RENEWABLE ENERGY LTD.

2010 EMPLOYEE OPTION ALLOCATION PLAN

U.S. SUB-PLAN

1. Purposes of the U.S. Sub-Plan. This U.S. Sub-Plan is an addendum to the Enlight Renewable Energy Ltd. (previously known as Sahar Investment Ltd.) 2010 Employee Option Allocation Plan, as amended, including the first amendment (the “Plan”), adopted by the Board to provide for the grant of Options to eligible persons in the United States or who are or may be subject to United States taxes. Options granted under the U.S. Sub-Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of the Option and subject to the applicable provisions of Section 422 of the Code and the regulations promulgated thereunder, including, without limitation, the requirement that the shareholders of the Company approve this U.S. Sub-Plan, and in specific the ISO pool under Section 3 below. Any Option granted as an Incentive Stock Option at a time when the applicable requirements of Section 422 of the Code and regulations thereunder have not been met will automatically be classified as a Nonstatutory Stock Option. Terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan. Except as modified by the U.S. Sub-Plan, all provisions of the Plan shall be incorporated into the U.S. Sub-Plan as if fully set forth herein. Notwithstanding the foregoing and below, the exercise of the Options under the U.S. Sub-Plan will generally be executed through a cashless exercise mechanism according to which the Offeree will receive cash denominated in new Israeli Shekel (ILS) equivalent in value to the Shares exercised net the exercise price, withholdings and other deductions, as detailed under the Option Agreement.

2. Definitions. The following definitions shall apply to grants made pursuant to the U.S. Sub-Plan:

(a) “Administrator” means the Board or a Committee.

(b) “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable United States federal or state laws, any Stock Exchange rules or regulations, and the applicable laws, rules or regulations of any other country or jurisdiction where Options are granted under the U.S. Sub-Plan or U.S. Offerees reside or provide services, as such laws, rules, and regulations shall be in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “California Offeree” means an U.S. Offeree whose Option and/or Conversion Shares are issued in reliance on Section 25102(o) of the California Corporations Code.

(e) “Cause” for Termination of Employment means “Cause” as defined in the employment agreement between an Offeree and the Company or a Related Company, or if an Offeree does not have such and employment agreement, means a conviction in a judgment of embezzlement, theft, or another offense involving dishonor; a commitment of a serious breach of discipline; and/or a court or quasi-judicial court ruling that the Offeree breached his or her fiduciary duty towards the Company or a Related Company.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of directors or other individuals satisfying Applicable Laws appointed by the Board to administer the U.S. Sub-Plan in accordance with Section 5 below.

(h) “Company” means Enlight Renewable Energy Ltd., an Israeli company (no. 520041146), formerly known as Sahar Investment Ltd.

(i) “Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

(j) “Employee” means any person employed by the Company or a Related Company, with the status of employment determined pursuant to such factors as are deemed appropriate by the Company in its sole discretion, subject to any requirements of Applicable Laws, including the Code.

(k) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any date, the per share fair market value of the Shares, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to U.S. Offerees. Whenever possible, the determination of Fair Market Value for an applicable date shall be based upon the per share closing price for the Shares on the Stock Exchange on which they are listed, if any, as reported in such source as the Administrator deems reliable. The determination of Fair Market Value may be based on any reasonable method permitted under Section 409A of the Code, including, without limitation, by using the average trading price over a period of days; provided that the number of days does not exceed 30 calendar days.

(m) “Incentive Stock Option” means an Option intended to, and which does, in fact, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(n) “Nonstatutory Stock Option” means an Option that is not intended to, or does not, in fact, qualify as an Incentive Stock Option.

(o) “Officer” means a non-Employee officer of the Company or a Related Company.

(p) “Option” means an Option (as defined in the Plan), which is granted pursuant to the U.S. Sub-Plan.

(q) “Option Agreement” means an Option Agreement used by the Administrator to grant Options under the U.S. Sub-Plan.

(r) “Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of grant of the Option, each of the companies other than the Company owns shares or interests possessing 50% or more of the total combined voting power of all classes of shares or interests in one of the other companies in such chain. A company that attains the status of a Parent on a date after the adoption of the U.S. Sub-Plan shall be considered a Parent commencing as of such date.

(s) “Section 409A of the Code” means Section 409A of the Code and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(t) “Securities Act” means the United States Securities Act of 1933, as amended.

(u) “Share” means an ordinary share of the Company, as adjusted in accordance with the Plan and the U.S. Sub-Plan, including any addendum thereto.

(v) “Stock Exchange” means any stock exchange or consolidated share price reporting system on which prices for the Shares are quoted at any given time.

(w) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of grant of the Option, each of the companies other than the last company in the unbroken chain owns shares or interests possessing 50% or more of the total combined voting power of all classes of shares or interests in one of the other companies in such chain. A company that attains the status of a Subsidiary on a date after the adoption of the U.S. Sub-Plan shall be considered a Subsidiary commencing as of such date.

(x) “Tax-Related Items” means any or all applicable national, local or other income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account, withholding, required deductions or payments or other tax-related items.

(y) “Ten Percent Holder” means a person who owns shares or interests representing more than 10% of the voting power of all classes of shares or interests of the Company or any Parent or Subsidiary measured as of an Option’s date of grant.

(z) “U.S. Offeree” means an Offeree who is granted an Option under the U.S. Sub-Plan.

(aa) “U.S. Sub-Plan” means this addendum to the Enlight Renewable Energy Ltd. 2010 Employee Option Allocation Plan, as amended.

3. Effectiveness and Term. The U.S. Sub-Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of 10 years from such date unless sooner terminated pursuant to the Plan. If and to the extent required under Applicable Laws, the U.S. Sub-Plan shall be subject to the approval of the Company’s shareholders within 12 months before or after this U.S. Sub-Plan is adopted by the Board, in the manner and to the degree required under Applicable Laws.

4. Shares Subject to the U.S. Sub-Plan. Subject to the provisions of Section 8 below, the maximum aggregate number of Shares that may be issued under the U.S. Sub-Plan is 14,193,187 Shares, all of which Shares may be issued under the U.S. Sub-Plan pursuant to Incentive Stock Options and which are the same Shares that are reserved for issuance under the Plan. The Shares issued under the U.S. Sub-Plan may be authorized, but unissued, or reacquired Shares. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unissued Shares that were subject thereto shall, unless the U.S. Sub-Plan shall have been terminated, continue to be available under the U.S. Sub-Plan for issuance pursuant to future Options. In addition, any Shares which are retained by the Company upon exercise of an Option in order to satisfy the exercise or purchase price for such Option or any withholding taxes due with respect to such Option shall be treated as not issued and shall continue to be available under the U.S. Sub-Plan for issuance pursuant to future Options. Shares issued under the U.S. Sub-Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares shall again be available for future grant under the U.S. Sub-Plan. Notwithstanding the foregoing, subject to the provisions of Section 8 below, in no event shall the maximum aggregate number of Shares that may be issued under the U.S. Sub-Plan pursuant to Incentive Stock Options exceed the number set forth in the first sentence of this Section 4 plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that again become available for issuance pursuant to the remaining provisions of this Section 4.

5. Administration of the U.S. Sub-Plan.

(a) General. The U.S. Sub-Plan shall be administered by the Board, a Committee appointed by the Board, or any combination thereof, as determined by the Board in compliance with Applicable Laws, including (if applicable), Rule 16b-3 promulgated under the Exchange Act.

(b) Additional Powers of the Administrator. Subject to the provisions of the U.S. Sub-Plan, in addition to the powers provided in the Plan, the Administrator shall have the authority, in its sole discretion:

(i) To determine Fair Market Value in accordance with Section 2(l) above.

(ii) To allocate Options.

(iii) To approve Option Agreements (and forms of Option Agreements) to be used under the U.S. Sub-Plan.

(iv) To prescribe, amend or rescind rules and regulations relating to the U.S. Sub-Plan, including adopting addenda to the U.S. Sub-Plan, as it may consider necessary or appropriate for the purpose of granting Options to U.S. Offerees, which Options may contain such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom (including those applicable U.S. Offerees who do not reside in the United States), which may deviate from the terms and conditions set forth in this U.S. Sub-Plan. Such rules and regulations shall supersede the terms of the U.S. Sub-Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the U.S. Sub-Plan as in effect for any other purpose.

(v) To correct any defect, supply any omission or reconcile any inconsistency in Plan, the U.S. Sub-Plan and any Option Agreement.

(vi) To amend any outstanding Option, Option Agreement or agreement related to any Conversion Shares, provided that no amendment shall be made that would materially and adversely affect the rights of any U.S. Offeree without his or her consent, unless otherwise required by Applicable Laws.

(vii) To grant more than one Option to an U.S. Offeree and to allow an Option to be partially exercised, in each case without the cancellation of the prior Option allocation or requiring a new Option Agreement to be entered into.

(viii) To construe and interpret the terms of the U.S. Sub-Plan, any Option Agreement, and any agreement related to any Conversion Shares, which constructions, interpretations and decisions shall be final and binding on all U.S. Offerees.

6. Options.

(a) Type of Option; Eligibility. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Nonstatutory Stock Options may be granted to U.S. Offerees who are Employees and Officers. Incentive Stock Options may only be granted to U.S. Offerees who are Employees of the Company, a Parent or a Subsidiary.

(b) Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than 10 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be 5 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. The “date of grant” of an Option is the date on which the Administrator effectively grants the Option, or such other date the Administrator determines.

(c) Exercise Price. The per Share “exercise price” (i.e. the Conversion Price) for the Shares to be issued pursuant to the exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option:

(A) Granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value on the date of grant.

(B) Granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value on the date of grant.

(ii) Except as provided in subsection (iii) below, in the case of a Nonstatutory Stock Option, the per Share exercise price shall be such price as is determined by the Administrator, provided that, if the per Share exercise price is less than 100% of the Fair Market Value on the date of grant, it shall otherwise comply with all Applicable Laws, including Section 409A of the Code.

(d) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(e) Procedures and Requirements for Exercise. Notwithstanding the foregoing and below, the exercise of the Options under the U.S. Sub-Plan and the Plan will generally be executed in accordance with a net-exercise mechanism, according to which the exercise of the Options into cash denominated in new Israeli Shekel (ILS) equivalent in value to shares shall be performed through a cashless exercise mechanism, as detailed under the Option Agreement. An Option shall be exercised in such manner and in accordance with such terms and conditions as provided in the Plan, this U.S. Sub-Plan and the Option Agreement. Notwithstanding any other provision of the U.S. Sub-Plan or any agreement entered into by the Company pursuant to the U.S. Sub-Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Conversion Shares under the U.S. Sub-Plan unless such issuance or delivery would comply with the Plan, the U.S. Sub-Plan, the Option Agreement, Company policies and Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

(f) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator in accordance with Applicable Laws (and, in the case of an Incentive Stock Option and to the extent otherwise required by Applicable Laws, shall be determined at the time of grant).

(g) Incentive Stock Options.

(i) USD $100,000 Limitation. Notwithstanding any designation under Section 6(a) above, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any U.S. Offeree during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds USD $100,000, such excess options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(f), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such option.

(ii) Non-Transferability. Incentive Stock Options may not be sold, pledged, encumbered, assigned, hypothecated, or disposed of or otherwise transferred in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary (if such designation is permitted by the Administrator) by a U.S. Offeree will not constitute a transfer. An Option may be exercised during the lifetime of an U.S. Offeree, only by such U.S. Offeree.

(iii) Post-Termination Exercises. To the extent that an Option is otherwise treated as an Incentive Stock Option, and despite anything to the contrary in the Plan, to retain treatment as an Incentive Stock Option, the Option must be exercised within three (3) months after an U.S. Offeree’s Termination of Employment, unless such Termination of Employment is due to the U.S. Offeree’s death or Disability, in which case the Option must be exercised within twelve (12) months after such Termination of Employment. In the event of an U.S. Offeree’s death within 3 months following the U.S. Offeree’s Termination of Employment, to retain treatment as an Incentive Stock Option, the Option must be exercised within twelve (12) months following such date of death.

7. Taxes.

(a) Withholding Requirements. Prior to the delivery of any Conversion Shares pursuant to the exercise of an Option or prior to any time the Option or Conversion Shares are subject to Tax-Related Items, the Company and/or the Related Company who is the U.S. Offeree’s employer will have the power and the right to deduct or withhold, or require an U.S. Offeree to remit to the Company or a Related Company, an amount sufficient to satisfy any Tax-Related Items or other items required to be withheld or deducted or are otherwise applicable with respect to such Option or Conversion Shares. The Company shall not be required to issue any Conversion Shares under the U.S. Sub-Plan until such obligations are satisfied.

(b) Payment of Tax-Related Items. The Administrator, in its sole discretion and pursuant to such procedures as it may specify, may permit an U.S. Offeree (or in the case of the U.S. Offeree’s death, the person holding or exercising the Option) to satisfy all or part of his or her Tax-Related Items by such methods as are determined by the Administrator in accordance with Applicable Laws, the Plan, the U.S. Sub-Plan and specified in the Option Agreement (and, in the case of an Incentive Stock Option and to the extent otherwise required by Applicable Laws, as shall be determined at the time of grant). The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws. Any payment of taxes by surrendering Shares to the Company may be subject to restrictions of Applicable Laws, including, but not limited to, any restrictions required by rules of the United States Securities and Exchange Commission.

(c) Compliance With Section 409A of the Code. Except as otherwise specifically determined in the sole discretion of the Administrator, Options will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant and exercise will not be subject to the additional tax or interest applicable under Section 409A of the Code. The U.S. Sub-Plan and each Option and Option Agreement under the U.S. Sub-Plan are intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent. To the extent that the grant of an Option or the exercise thereof, is subject to Section 409A of the Code, the Option will be granted, exercised or otherwise administered in such a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, exercise or administration will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company or any Related Company be responsible for or reimburse an U.S. Offeree for any taxes, interest or other penalties incurred as a result of applicable of Section 409A of the Code or any state law of similar effect.

8. Adjustments Upon Changes in Capitalization. Notwithstanding any provision of the Plan, including section 8 of the Plan, no adjustment shall be made (including adjustment for dividends, bonus shares or other rights for which the record date is earlier than the date the Option has been exercised) to the terms or conditions of an Option under the terms of the Plan unless the adjustment would not otherwise cause adverse tax consequences to the Offeree under Section 409A of the Code.

9. Amendment and Termination of the U.S. Sub-Plan. The Board may at any time amend or terminate the U.S. Sub-Plan, but no amendment or termination shall be made that would materially and adversely affect the rights of any U.S. Offeree under any outstanding Option without his or her consent, unless otherwise required by Applicable Laws. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain approval of holders of capital shares with respect to any U.S. Sub-Plan amendment in such a manner and to such a degree as is required under Applicable Laws. Termination of the U.S. Sub-Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the U.S. Sub-Plan prior to the date of such termination.

10. Conditions Upon Issuance of Shares. As a condition to the vesting or exercise of an Option or the issuance of the Conversion Shares, the Company may require the U.S. Offeree to make certain representations and agreements at the time such vesting, exercise or issuance (including agreements to delay the exercise of an Option), that such U.S. Offeree is in compliance with the terms and conditions of the U.S. Sub-Plan, the Plan, the Option Agreement, the Company’s policies and/or Applicable Laws or to ensure such compliance. Notwithstanding any other provision of the U.S. Sub-Plan or any agreement entered into by the Company pursuant to the U.S. Sub-Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the U.S. Sub-Plan unless such issuance or delivery would comply with such terms and conditions, policies and Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

11. Approvals and Information to U.S. Offerees. To the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain any approvals and provide any such additional information to U.S. Offerees in such a manner and to such a degree as required by Applicable Laws. In the event the Company is relying on the exemption provided by Rule 12h-1(f) under the Exchange Act, the Company shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act, to all holders of Options in accordance with the requirements thereunder until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company may request that holders of Options agree to keep the information to be provided pursuant to this Section confidential. If the holder does not agree to keep the information to be provided pursuant to this Section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(1) of the Exchange Act.

CALIFORNIA ADDENDUM
U.S. Sub-Plan
(California Offerees)

This California Addendum applies to U.S. Offerees whose Option and/or Conversion Shares are issued in reliance on Section 25102(o) of the California Corporations Code (“California Offerees”). Terms used herein but not otherwise defined shall have the respective meanings assigned to them in the U.S. Sub-Plan.

1. Notwithstanding anything stated to the contrary, the grant of the Option, the exercise of an Option and the issuance of Conversion Shares to a California Offeree must be exempt from registration under the Securities Act pursuant to Rule 701 promulgated under the Securities Act (“Rule 701”).

2. The following rules shall apply to an Option in the event of a California Offeree’s Termination of Employment:

(a) If such Termination of Employment was for reasons other than death, “Permanent Disability” (as defined below), or Cause, the California Offeree shall have at least 30 days after the Date of Termination of Employment to exercise his or her Option to the extent the California Offeree is entitled to exercise the Option on his or her Date of Termination of Employment, provided that in no event shall the Option be exercisable after the expiration of the term as set forth in the Option Agreement.

(b) If such termination was due to death or Permanent Disability, the California Offeree shall have at least 6 months after the Date of Termination of Employment to exercise his or her Option to the extent the California Offeree is entitled to exercise the Option on his or her Date of Termination of Employment, provided that in no event shall the Option be exercisable after the expiration of the term as set forth in the Option Agreement.

“Permanent Disability” for purposes of this California Addendum shall mean the inability of the California Offeree, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the California Offeree’s position with the Company or Related Company because of the sickness or injury of the California Offeree.

3. Notwithstanding anything to the contrary in Section 8 of the U.S. Sub-Plan, the Administrator shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.

4. Notwithstanding anything to the contrary, no Option shall be exercisable on or after the 10th anniversary of the date of grant and any Option Agreement shall terminate on or before the 10th anniversary of the date of grant.

5. Notwithstanding anything stated to the contrary, no Option may not be sold, pledged, encumbered, assigned, hypothecated, or disposed of or otherwise transferred in any manner other than by will or by the laws of descent or distribution, to a revocable trust, or as permitted by Rule 701.

6. Notwithstanding anything stated to the contrary, the U.S. Sub-Plan must be approved by a majority of the outstanding securities entitled to vote of the Company by the later of (a) within twelve (12) months before and after the U.S. Sub-Plan is adopted by the Board, or (b) prior to or within twelve (12) months of the granting of options or issuance of securities in California (under all Company plans and agreements) to greater than 35 California Offerees.